Exhibit 99.1

Perception Capital Acquires RCF Acquisition Corp., Announces Plans
to Extend and Re-Brand

Minneapolis, MN, Nov. 07, 2023 (GLOBE NEWSWIRE) -- RCF Acquisition Corp. (the “Company”), announced today the closing of a Securities Purchase Agreement between Perception Capital Partners IV LLC and RCF Sponsor VII LLC, pursuant to which Perception Capital Partners IV LLC will succeed RCF Sponsor VII LLC as the managing sponsor.

Perception Capital Partners IV LLC is affiliated with Perception Capital Partners, a private and public investment firm and serial sponsor of special purpose acquisition companies (SPACs). The Company’s ordinary shares, warrants and units will continue to trade on the New York Stock Exchange under its ticker symbols: RCFA, RFCA.WT, and RCFA.UN.

“We are delighted to partner with the RCF team,” said Rick Gaenzle, the Company’s new Chief Executive Officer. “As public markets return to equilibrium, we continue to believe that there are compelling opportunities for SPAC transactions led by creative and resilient sponsors.”

RCF Acquisition Corp. has filed a preliminary proxy to seek shareholder approval to extend the deadline by which the Company must complete a business combination to November 2024, and to rename the Company to “Perception Capital Corp. IV”. The sponsor will offer the lesser of an upfront 4.5 cents per share or $150,000 for three months of funding before transitioning to a month-to-month extension at the lesser of 1.5 cents per share or $50,000 per month. The sponsor will seek the highest-yielding allowable cash deposits for the trust, expected to be up to 5.00%.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), is serving as exclusive financial advisor and lead capital markets advisor to RCF Acquisition Corp.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the filings made by the Company with the Securities and Exchange Commission.

About RCF Acquisition Corp.

RCF Acquisition Corp. (the “Company”) is a blank check company. The Company’s managing sponsor is affiliated with Perception Capital Partners (“Perception”), an investment group focused on placing capital in partnership with owners and management teams to drive growth and stakeholder value.

Contact:
Rick Gaenzle
Chief Executive Officer
investors@perceptioncapitalpartners.com